STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of February 15, 2017, by and among Karl M. Taft III and Michelle L. Taft (collectively, “Sellers”), all of the shareholders of KT Chemicals, Inc., a Texas corporation (“KT”), and ZEC, Inc., a Delaware corporation (the “Company”).

WHEREAS, Sellers have expressed a desire to sell all of the issued and outstanding common stock of KT to the Company, as a consequence of which KT will become a wholly-owned subsidiary of the Company; and

WHEREAS, the Company has expressed a desire to acquire all of the issued and outstanding common stock of KT from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Sellers agree as follows:

ARTICLE I.
DEFINITIONS

1.1

Definitions.

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.2(h).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.

“Closing” means the closing of the purchase and sale of the KT Common Stock pursuant to Section 2.1.

“Closing Date” means the date of the Closing pursuant to Section 2.1 hereof.

“Commission” means the Securities and Exchange Commission.

“Company Common Stock” means shares of the common stock, $0.0001 par value per share, of the Company.

“Confidential Information” means all information concerning this Agreement (including, without limitation, in any exhibits or schedules hereto), the other Transaction Documents, the transactions contemplated hereby and thereby, other confidential information regarding the Company delivered by any of Sellers, KT or the Company in connection with the transactions and any information provided in response to any notice requirement or other disclosure delivered pursuant to the Transaction Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“KT Common Stock” means the 3,840 shares of common stock of KT, $1.00 par value per share, constituting 100% of the issued and outstanding capital stock of KT (held as follows:  Michelle L. Taft, 3,680 shares; and Karl M. Taft III, 160 shares).

“Intellectual Property Rights” shall mean, with respect to an entity, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights of such entity.

“Lien” means a lien, charge, security interest, encumbrance or other restriction.

“Material Adverse Effect” shall mean, with respect to an entity, a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Material Permits” shall mean, with respect to an entity, all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary for such entity to conduct its business.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Transaction Documents” means this Agreement, the Taft Employment Agreement, the Promissory Note, the Security Agreement, the UCC-1, the Stock Pledge Agreement and any other documents or agreements executed in connection with the transactions contemplated by this Agreement.

ARTICLE II.
PURCHASE AND SALE

2.1

Closing.  Upon satisfaction of the conditions set forth in Section 2.2, Sellers hereby agree to sell to the Company all of the shares of KT Common Stock owned by Sellers, comprising 100% of the outstanding shares of KT Common Stock.  The closing of the sale and purchase of the shares of KT Common Stock under this Agreement (the “Closing”) shall occur at the offices of KT Chemicals, located at 1002 N Central Expressway, Suite 499, Richardson, Texas 75080, or at such other location as the parties shall mutually agree, on February 15, 2017 (the “Closing Date”).  In consideration for the KT Common Stock, the Company shall deliver to Sellers Five Hundred Twenty Thousand (520,000) shares of Company Common Stock plus the amount of Two Million Five Hundred and Six Thousand Two Hundred and Forty-Eight Dollars ($2,506,248.00) (collectively, the “Purchase Price”).  The shares of Company Common Stock will be delivered to Michelle Taft at Closing, and the cash portion of the Purchase Price will be deemed due but paid on a deferred basis as set forth in Appendix A under the heading “Distributions to Selling Shareholders”.  Appendix A also reflects the schedule the Company will follow in making cash contributions (in the aggregate amount of Five Hundred Thousand Dollars ($500,000)) to the working capital of KT, plus One Hundred Ninety-Three Thousand Seven Hundred Fifty-Two Dollars ($193,752.00) designated as funds earmarked for repayment of advances from Michelle and Karl Taft to KT.

2.2

Closing Conditions.

(a)

Conditions to Sellers’ Obligations.  The obligation of Sellers to sell the KT Common Stock at the Closing is subject to the fulfillment of the following conditions, any of which may be waived by Sellers:

(i)

The Company shall deliver to Sellers, this Agreement duly executed by the Company;

(ii)

The Company shall deliver an employment agreement with the Company, duly executed, in form and substance acceptable to Karl M. Taft III and containing a bonus plan whose parameters are set forth in Appendix B (the “Taft Employment Agreement”);

(iii)

The Company shall deliver a promissory note, duly executed, and in form and substance acceptable to Karl M. Taft III and Michelle L. Taft (the “Promissory Note”), to reflect the Company’s payment obligations to Karl Taft and Michelle L. Taft set forth in Appendix A under the heading “Distributions to Selling Shareholders”;

(iv)

The Company shall deliver a security agreement, duly executed, in form and substance acceptable to Karl Taft and Karl M. Taft III, pursuant to which KT grants a lien to Karl Taft and Michelle Taft covering all assets of KT (including intellectual property assets), to secure the Company’s payment obligations to Karl Taft and Michelle Taft set forth in Appendix A under the heading “Distributions to Selling Shareholders” (the “Security Agreement”), plus a UCC-1 financing statement covering all assets of KT, the form of which will be filed electronically with the Texas Secretary of State;

(v)

The Company shall deliver a stock pledge agreement, duly executed, in form and substance acceptable to Karl M. Taft III and Michelle L. Taft, pursuant to which the Company pledges the KT Common Stock, to further secure the Company’s payment obligations to Karl M. Taft III and Michelle L. Taft set forth in Appendix A under the heading “Distributions to Selling Shareholders” (the “Stock Pledge Agreement”); and

(vi)

The Company shall have purchased a key man life insurance policy in the face amount of Four Million Dollars ($4,000,000), insuring the life of Karl M. Taft III.  The parties agree this condition may be satisfied post-Closing, and agree to work diligently to secure such insurance coverage.

(b)

Conditions to Company’s Obligations.  The obligation of the Company to deliver the Purchase Price at the Closing is subject to the fulfillment to the satisfaction of the Company, at or prior to the Closing Date, of the following conditions, any of which may be waived by the Company:

(i)

Sellers shall deliver to the Company, this Agreement duly executed by Sellers;

(ii)

Sellers shall deliver the original stock certificates evidencing the KT Common Stock, each duly endorsed by the applicable Seller (or accompanied by duly executed stock powers);

(iii)

Sellers shall deliver a certificate, in form and substance acceptable to the Company, duly executed by Sellers, certifying (i) the governing documents of the Company and (ii) a certificate of fact and a certificate of account status for KT as of a date not more than five (5) days prior to the Closing Date by the appropriate Governmental Entity (e.g., Secretary of State, Comptroller) of the state of Texas;

(iv)

The Company shall be satisfied with the results of its due diligence review of KT;

(v)

There shall have been no Material Adverse Effect with respect to KT since November 7, 2016; and

(vi)

Karl M. Taft III shall deliver the Taft Employment Agreement, duly executed.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of the Company.

The Company hereby makes the following representations and warranties as of the date hereof to Sellers:

(a)

Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation of any of the provisions of its certificate of formation or bylaws.  The Company is duly qualified to conduct business and is in good standing as a foreign entity in Texas and each other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b)

Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, assuming the valid execution and delivery thereof by Sellers, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)

No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of formation or bylaws, or (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any asset of the Company is bound or affected.

(d)

Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than any filing with the Commission, and applicable Blue Sky filings.

(e)

SEC Reports; Financial Statements.  The Company has timely filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the year preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  To the best of the Company’s knowledge, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods covered (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(f)

Material Changes.  Since November 7, 2016, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, and (iii) the Company has not altered its method of accounting.

(g)

Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”).  Neither the Company, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

(h)

Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(i)

Compliance.  The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business.

(j)

Regulatory Permits.  The Company possesses all Material Permits, and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(k)

Title to Assets.  The Company has good and marketable title in fee simple to all real property owned by it that is material to the business of the Company and good and marketable title to all personal property owned by it that is material to the business of the Company, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  To the knowledge of the Company, any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in compliance.

(l)

Patents and Trademarks.  The Company has, or has rights to use, all Intellectual Property Rights that are necessary or material for use in connection with its business, other than intellectual property rights generally available on commercial terms from other sources.  The Company has not received a written notice that the Intellectual Property Rights used by the Company violate or infringe upon the rights of any Person.  The Company has taken all steps reasonably required in accordance with sound business practice and sound business judgment to establish and preserve its ownership of such Intellectual Property.

(m)

Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company is engaged.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(n)

Financial Wherewithal; The Company has the financial ability to meet its financial obligations set forth in this Agreement to be met as of Closing and anticipates it will have the financial ability to meet the remainder of its financial obligations set forth in this Agreement.

3.2

Representations and Warranties of Sellers.

Sellers hereby represent and warrant as of the date hereof and as of the Closing Date to the Company as follows:

(a)

Organization; Qualification.  KT is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  KT is not in violation of any of the provisions of its certificate of formation or bylaws.  KT is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b)

Enforcement.  Each Transaction Document to which Sellers are party has been duly executed by Sellers, and when delivered by Sellers in accordance with the terms hereof, will constitute the valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

(c)

No Conflicts.  The execution, delivery and performance by Sellers of the Transaction Documents and the consummation by Sellers of the transactions contemplated thereby will not conflict with, or constitute a default under, any agreement to which Sellers are party or by which Sellers are bound.  The execution, delivery and performance by Sellers of the Transaction Documents and the consummation by Sellers of the transactions contemplated thereby do not and will not (i) conflict with, or constitute a default under, any agreement, credit facility, debt or other instrument to which KT is a party or by which any property or asset of KT is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which KT is subject, or by which any asset of KT is bound or affected.

(d)

Filings, Consents and Approvals.  KT is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or other Person in connection with the execution, delivery and performance by Sellers of the Transaction Documents.

(e)

KT Common Stock.  Sellers are the record and beneficial owners of, and have full right, title and interest in and to, the KT Common Stock.  The shares of KT Company Stock are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares.  Sellers will transfer and deliver to the Company valid title to, and all of such Sellers’ right, title and interest in and to, such shares of KT Company Stock, free and clear of all Liens.

(f)

Capitalization of KT.  The capitalization of KT is as set forth in its certificate of formation.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.

(g)

Material Changes.  Since November 7, 2016, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) KT has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) KT has not altered its method of accounting, and (iv) KT has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

(h)

Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of Sellers, threatened against or affecting KT or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the legality or validity of the KT Common Stock.

(i)

Environmental Matters.  Neither Sellers nor KT has received any notice of any investigation or inquiry by any governmental entity under any environmental laws.  KT has not disposed of any hazardous material on any property owned or leased by KT and, to the knowledge of Sellers, no condition exists on any such property which would subject KT or such property to any remedial obligations under any environmental laws.

(j)

Labor Relations.  No labor dispute exists or, to the knowledge of Sellers, is imminent with respect to any of the employees of KT.

(k)

Bank Accounts.  Set forth on Schedule 3.2(k) are the name and address of each bank or other financial institution with which KT has an account, the account numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto.

(l)

Books and Records.  All the books and records of KT are complete and correct in all material respects, have been maintained in accordance with good business practice and all applicable laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted accounting principles consistently applied.  Such books and records accurately and fairly reflect, in reasonable detail, all transactions, revenues, expenses, assets, and liabilities of KT.

(m)

Organizational Documents.  Sellers have delivered to the Company accurate and complete copies of (i) the certificate of formation and bylaws of KT as currently in effect, (ii) the stock records of KT, and (iii) the minutes of all meetings of the KT Board of Directors, and the minutes of all meetings of the KT shareholders (and all consents in lieu of such meetings).  Such records, minutes, and consents accurately reflect the stock ownership of KT and all actions taken by the KT Board of Directors and shareholders.

(n)

Compliance.  KT (i) has not received notice that it is in violation of any order of any court, arbitrator or governmental body, and (ii) is not in violation of any statute, rule or regulation of any governmental authority that would be reasonably expected to have a Material Adverse Effect, including all laws applicable to its business.

(o)

Regulatory Permits.  KT possesses all Material Permits, and KT has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(p)

Title to Assets.  KT has good and marketable title in fee simple to all real property owned by it, if any, and good and marketable title to all personal property owned by it, free and clear of all Liens.  Any real property and facilities held under lease by KT are held by it under valid, subsisting and enforceable leases with which KT is in compliance.

(q)

Intellectual Property.  KT has, or has rights to use, all Intellectual Property Rights that are necessary or material for use in connection with its business.  KT has not received a written notice that the Intellectual Property Rights used by KT violate or infringe upon the rights of any Person.  KT has taken all steps reasonably required in accordance with sound business practice and sound business judgment to establish and preserve its ownership of such Intellectual Property Rights.

(r)

Insurance.  KT is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which KT is engaged.  Sellers have no reason to believe that KT will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1

Confidentiality.  Each party acknowledges that the terms of this Agreement (and the terms of all other Transaction Documents), and the information being provided to such party in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, is confidential.  From and after the Closing, except as may be required by rules governing public company disclosure, neither the Sellers nor KT shall issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement, without obtaining the prior written approval of the Company.

4.2

Indemnification.  From and after the Closing, Sellers shall indemnify, defend and hold harmless the Company, its agents, consultants, representatives, successors, transferees and assignees from, against and in respect of any and all of the following: (i) any and all claims arising out of, resulting from, or based upon any breach of any representation or warranty made by Sellers in this Agreement or the Transaction Documents; (ii) any and all claims arising out of, resulting from or based upon any failure by Sellers to perform their covenants under this Agreement; and (iii) any and all undisclosed claims arising out of, resulting from or based upon the ownership, use, possession, enjoyment, transfer or operation of KT prior to the Closing Date.  From and after the Closing, the Company shall indemnify, defend and hold harmless the Sellers, their respective agents, consultants, representatives, successors, transferees and assignees from, against and in respect of any and all of the following: (i) any and all claims arising out of, resulting from, or based upon any breach of any representation or warranty made by the Company in this Agreement or the Transaction Documents; (ii) any and all claims arising out of, resulting from or based upon any failure by the Company to perform its covenants under this Agreement; and (iii) any and all claims arising out of, resulting from or based upon the ownership, use, possession, enjoyment, transfer or operation of KT on or after the Closing Date.  Notwithstanding any other provision of this Section 4.2, the respective indemnification claims of Sellers and the Company shall be expressly subject to (i) sufficient claims, either individually or in the aggregate, that exceed the sum of $25,000 (the “Basket”) and (ii) an overall cap in the amount of $350,000 (the “Cap”).

4.3

Noncompetition.

(a)

Each Seller acknowledges that in consideration of the Purchase Price, the Company is acquiring the goodwill of KT, including complete ownership and control of such business.  Therefore, Michelle L. Taft and Karl M. Taft III agree that for a period commencing upon the Closing Date, continuing through the term of Karl Taft’s employment agreement with the Company, and ending upon the second anniversary of the termination of Karl Taft’s employment agreement with the Company, unless otherwise extended pursuant to the terms of this Section 4.3, such Seller will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is in competition in any manner whatsoever with the business of KT, as existed at the relevant date of measurement, within the State of Texas and any relevant jurisdiction in which KT is doing business.  Each Seller represents to the Company that the enforcement of the restriction contained in this Section 4.3(a) would not be unduly burdensome to such Seller.

(b)

Michelle L. Taft and Karl M. Taft III agree that a breach or violation of this covenant not to compete by such Seller shall entitle the Company to seek an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant.  Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.  Further, during any period in which such Seller is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that such Seller is in breach hereof.

(c)

In addition to the restrictions set forth in Section 4.3(a), Michelle L. Taft and Karl M. Taft III shall not, for a period commencing upon the Closing Date, continuing through the term of Karl Taft’s employment agreement with the Company, and ending upon the second anniversary of the termination of Karl Taft’s employment agreement with the Company, either directly or indirectly, (i) make known to any Person the names and addresses of any of the customers of KT or the Company or contacts of KT or the Company or any other information pertaining to such customers or contacts, (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company or KT on whom such Seller called or with whom such Seller became acquainted during his or her association with the Company or KT, or (iii) recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant, or independent contractor of the Company or KT.

(d)

If either Seller violates any covenant contained in this Section 4.3 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant.

(e)

The parties to this Agreement agree that the limitations contained in this Section 4.3 with respect to time, geographical area, and scope of activity are reasonable.  However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section 4.3 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be amended by the court to the extent required to render it valid and enforceable.

(f)

Notwithstanding any other provision set forth herein, the parties to this Agreement agree that the limitations contained in this Section 4.3 shall end, and shall be of no further force or effect, in the event (i) the Company terminates the employment of Karl M. Taft III without “Cause” (as defined in the Taft Employment Agreement) or Karl M. Taft III resigns from such employment with “Good Reason” (as defined in the Taft Employment Agreement), or (ii) the Company has failed to fulfill the payment obligations to Karl Taft and Michelle Taft set forth in Appendix A and, as a consequence thereof, Karl M. Taft III and Michelle Taft (i) obtain ownership of the assets of the Company pursuant to the Security Agreement or (ii) regain ownership of the KT Common Stock pursuant to the Stock Pledge Agreement.

(g)

The parties to this Agreement further agree that in the event the Company terminates the employment of Karl M. Taft III without “Cause” (as defined in the Taft Employment Agreement) or Karl M. Taft III terminates his employment with the Company without “Good Reason” (as defined in the Taft Employment Agreement), the scope of the limitation contained in Section 4.3(a) shall be narrowed exclusively to the products then sold by KT, rather than “any business or activity that is in competition in any manner whatsoever with the business of the Company or KT, as existed at the relevant date of measurement, within the State of Texas and any relevant jurisdiction in which KT is doing business.”

4.4

The Company’s Covenant; Rescission.  NOTWITHSTANDING ANY OTHER PROVISON OF THIS AGREEMENT TO THE CONTRARY, the failure of the Company to timely pay the required Purchase Price compensation then due as required in Section 2.1 above and Schedule “A” shall constitute a material default, and in such event the Sellers shall have the right, but not the obligation to rescind the transaction contemplated by this Agreement in its entirety, by notifying the Company in writing of Sellers’ election to rescind.  Upon the Company’s receipt of such election to rescind by the Sellers, each Party shall use its best efforts to rescind and unwind the transaction, with a view to putting each of the Sellers and the Company back in their respective positions prior to the Closing.

ARTICLE V.
MISCELLANEOUS

5.1

Fees and Expenses.

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.2

Entire Agreement.

The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3

Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (b) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4

Amendments; Waivers.

Without the written consent of each of the parties hereto, the terms of this Agreement may not be waived or amended.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5

Construction.

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6

Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

5.7

Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.  If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.8

Survival.

The representations and warranties contained in Section 3.1 and 3.2 shall survive the Closing for a period of one (1) year.

5.9

Execution.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

5.10

Severability.

Except as set forth in Section 4.3(e), if any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

 KARL M TAFT III

By: ______________________________

       Karl M. Taft III, an individual

Address for Notice:

1002 North Central Expressway, Suite #499

Richardson, TX  75080

MICHELLE L TAFT

By: ______________________________

       Michelle L. Taft, an individual

Address for Notice:

1002 North Central Expressway, Suite #499

Richardson, TX  75080

ZEC, INC.

By: ______________________________

Name: E. Thomas Layton

Title: Chairman and CEO

Address for Notice:

1002 North Central Expressway, Suite #495

Richardson, TX 75080

Appendix A

Capital Allocation and Payment Schedule

Net Capital Raise by the Company	Distributions to Selling Shareholders [1]	Repayment of outstanding advances from the Selling Shareholders to KT	Contributions to KT Working Capital	Contributions to ZEC Working Capital
First $1,500,000	$956,248	$193,752	$100,000	$250,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 300,000		$50,000	$150,000
Next $500,000	$ 350,000			$150,000
Next $500,000			$200,000	$300,000
$4,500,000	$2,506,248	$193,752	$500,000	$1,300,000

1  The full amount is due no later than twelve (12) months following Closing; the Company’s failure to remit such sums on or before the one-year anniversary of the Closing (plus the cure period set forth in the Promissory Note) shall trigger the Sellers’ right to rescission as set forth in Section 4.4.

Appendix B

Revenue/Profit Incentive Bonus Schedule

Starting Point [1]	Milestone [1]	Bonus Payment [2]
Closing	$5MM net collected revenue with 28% EBITDA	$400,000
$5MM net collected revenue with 28% EBITDA	$10MM net collected revenue with 32% EBITDA	$800,000
$10MM net collected revenue with 32% EBITDA	$20MM net collected revenue with 32% EBITDA	$1,600,000

1  The net collected revenue and EBITDA figures are measured at the KT (subsidiary) level

2  No payment to exceed 30% of EBITDA